Exhibit 99.1

Investor Update
Investor Update: October 21, 2010
This investor update provides JetBlue’s investor guidance for the fourth quarter ending December 31, 2010 and full year 2010.
Recent Announcements
JetBlue has recently announced service between the following new city pairs:

City Pair	Frequency	Start Date
New York, NY (JFK) — Providenciales, Turks & Caicos	1x Daily	February 17, 2011
Boston, MA — Providenciales, Turks & Caicos	Saturdays	February 19, 2011
Boston, MA — Newark, NJ (EWR)	4x Daily	May 4, 2011
San Juan, Puerto Rico — Tampa, FL	1-2x Daily	May 4, 2011
San Juan, Puerto Rico — Jacksonville, FL	1x Daily	May 19, 2011
Specific details regarding frequency and start dates can be found on JetBlue’s web site, www.jetblue.com.
JetBlue announced the following changes to its aircraft delivery schedule:

Annual Deliveries	2011	2012	2013	2014	2015	2016
Previous Firm A320 Deliveries	4	11	13	12	15	—
Revised Firm A320 Deliveries	4	7	7	12	15	10
Net Change	—	(4)	(6)	—	—	10

Previous Firm E190 Deliveries	5	6	7	7	7	8
Revised Firm E190 Deliveries	5	4	7	7	7	8
Net Change	—	(2)	—	—	—	—
Capacity
Fourth quarter 2010 available seat miles (ASMs) are estimated to increase 8% to 10% year-over-year. Full year 2010 ASMs are estimated to increase 6% to 8% year-over-year.
JetBlue estimates the following distribution as a percentage of total ASMs by aircraft type:

Fourth Quarter 2010		Full Year 2010
A320	E190	A320	E190

85%	15%	86%	14%
Average stage length is projected to be approximately 1,093 miles during the fourth quarter of 2010 versus 1,091 miles during the same prior year period and approximately 1,100 miles for the full year 2010 versus 1,076 miles for the full year 2009.
JetBlue Airways Investor Relations • (718) 709-2202 • ir@jetblue.com

Investor Update
Operational Outlook

Year-Over-Year Percentage Change
	Fourth Quarter	Full Year
(Per ASM)	2010	2010
Revenue
Passenger Unit Revenue (PRASM)	12% - 15%	9% - 12%
Operating Unit Revenue (RASM)	10% - 13%	7% - 10%
Operating Expense
Unit Operating Expense (CASM)	7% - 9%	7% - 9%
Unit Operating Expense Excluding Fuel (Ex-Fuel CASM)	2% - 4%	5% - 7%

	Fourth Quarter	Full Year
	2010	2010
Fuel Expense
Estimated Consumption (gallons)	123 million	490 million
Estimated Fuel Price per Gallon, Net of Hedges *	$2.42	$2.30

*	Includes fuel taxes
JetBlue estimates total Other Income (Expense) to be between ($40) and ($45) million in the fourth quarter and between ($170) and ($180) million for the full year. JetBlue expects an annual effective tax rate of approximately 40%. However, the actual tax rate in both fourth quarter and full year 2010 could differ due to the non-deductibility of certain items for tax purposes.
Fuel Hedges
As of October 15, 2010 JetBlue’s advanced fuel derivative contracts for the next 12 months are as follows:

		Estimated Percentage
	Gallons	of Consumption	Price
4Q10	54 million	43%	• 19% in heat collars with average cap at $2.43/gal and average put at $2.03/gal • 24% in USGC jet fuel swaps at an average of $2.19/gal

1Q11	28 million	22%	• 5% in heat collars with average cap at $2.61/gal and average put at $2.21/gal • 17% in crude call options with average cap at $92/bbl

2Q11	28 million	21%	• 21% in crude call options with average cap at $93/bbl

3Q11	23 million	16%	• 16% in crude call options with average cap at $93/bbl
JetBlue Airways Investor Relations • (718) 709-2202 • ir@jetblue.com

Investor Update
Aircraft Delivery Schedule
As of September 30, 2010 JetBlue’s fleet was comprised of 113 Airbus A320 aircraft and 44 EMBRAER 190 aircraft. 110 aircraft were on order from Airbus and Embraer, scheduled for delivery through 2018, with options to acquire 76 additional aircraft.

	Airbus A320			EMBRAER 190
	Aircraft	Mortgage	Lease	Aircraft	Mortgage	Lease
4Q10	3	—	3	1	1	—

Total at Year End*	116	86	30	45	14	31

*	JetBlue leased two of its owned EMBRAER 190 aircraft to a third party in 2008, which are not included in the table above.
Capital Expenditures
(In millions)

Fourth Quarter 2010		Full Year 2010
Aircraft	Non-aircraft	Aircraft	Non-aircraft
$45	$40	$205	$115
Share Count
Share count estimates for calculating basic and diluted earnings per share are as follows:

	Fourth Quarter 2010
	Basic Share Count	Diluted Share Count	Interest Add-back
Net Income Range	(in millions)	(in millions)	(in millions)**
Zero — $11 million	276.2	279.0	—
$11 million — $15 million	276.2	306.4	$1
$15 million or greater	276.2	347.6	$3

	Full Year 2010
	Basic Share Count	Diluted Share Count	Interest Add-back
Net Income Range	(in millions)	(in millions)	(in millions)**
Zero — $42 million	275.3	278.0	—
$42 million — $57 million	275.3	305.4	$4
$57 million or greater	275.3	346.6	$12

**	Net of taxes
These share count estimates assume 20% annual stock price appreciation and are based on several other assumptions. The number of shares used in JetBlue’s actual earnings per share will likely be different than those stated above.
JetBlue Airways Investor Relations • (718) 709-2202 • ir@jetblue.com

Investor Update
This investor update contains statements of a forward-looking nature which represent our management’s beliefs and assumptions concerning future events. When used in this document and in documents incorporated herein by reference, the words “expects,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, our extremely competitive industry; volatility in financial and credit markets which could affect our ability to obtain debt and/or lease financing or to raise funds through debt or equity issuances; increases in fuel prices, maintenance costs and interest rates; our ability to implement our growth strategy, including the ability to operate reliably the EMBRAER 190 aircraft and our new terminal at JFK; our significant fixed obligations; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on high daily aircraft utilization; our dependence on the New York metropolitan market and the effect of increased congestion in this market; our reliance on automated systems and technology; our being subject to potential unionization; our reliance on a limited number of suppliers; changes in or additional government regulation; changes in our industry due to other airlines’ financial condition; a continuance of the economic recessionary conditions in the U.S. or a further economic downturn leading to a continuing or accelerated decrease in demand for domestic and business air travel; and external geopolitical events and conditions. Further information concerning these and other factors is contained in the Company’s Securities and Exchange Commission filings, including but not limited to, the Company’s 2009 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.
JetBlue Airways Investor Relations • (718) 709-2202 • ir@jetblue.com

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